EXHIBIT 21

                           Subsidiaries of the Company




Central Co-operative Bank                    100%   owned   by   the    Company,
                                             Incorporated  under the laws of the
                                             Commonwealth of Massachusetts.

Central Securities Corporation               100%    owned    by    the    Bank,
                                             Incorporated  under the laws of the
                                             Commonwealth of Massachusetts.

Central Preferred Capital Corporation        100% of the common stock and 89% of
                                             the  preferred  stock  owned by the
                                             Bank,  Incorporated  under the laws
                                             of     the      Commonwealth     of
                                             Massachusetts.